EXHIBIT 99.1

Vonage Holdings Corp. Announces Revised Terms for Its Proposed Private Debt Financing

HOLMDEL, N.J., October 7, 2008 — Vonage Holdings Corp. (NYSE: VG), a leading provider of broadband telephone service, today announced revised terms for its proposed debt financing with Silver Point Finance, LLC (“Silver Point”). The Company previously announced the terms and conditions for up to $215 million in private debt financing consisting of a $95.0 million senior secured first lien credit facility and the sale of $90.0 million of convertible secured second lien notes due 2015. The proposed debt financing also contemplated assembling a syndicate of other lenders to provide up to $30 million of an incremental senior secured first lien credit facility.

Subsequent to that announcement, Vonage’s management and board of directors, along with Silver Point determined that it was in the best interest of all parties to further negotiate the terms of the contemplated financing. As a result, we have agreed that the new structure better meets the needs of the Company and the lenders. The private debt financing led by Silver Point is now expected to consist of a $130.3 million senior secured first lien credit facility, a $72 million senior secured second lien credit facility and the sale of $18 million of convertible secured third lien notes due 2015 with an initial conversion price of approximately $0.29 per share of common stock. Some of the other terms of the financing have changed, including the interest rates under the facilities and the convertible notes.

The availability of the Silver Point financing continues to be subject to the negotiation and execution of definitive documentation. Once documentation is signed, closing for the full $220.3 million financing is expected to occur in November of 2008.

The Company intends to use the net proceeds from the financing, plus cash on hand, to repurchase its existing convertible notes in a tender offer that the Company commenced on July 30, 2008. The existing convertible notes can be put to the Company on December 16, 2008 and have a principal amount outstanding of approximately $253 million.

John Rego, the Company’s Chief Financial Officer, said, “We continue to work diligently to complete the refinancing of our convertible notes and are encouraged by our progress to date. We believe the updated structure we are announcing today will provide the necessary funding to operate our business for the foreseeable future.”

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s proposed financing and its impact on the Company. The forward-looking statements in this report are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate the financing arrangement, which is subject to numerous uncertainties, including but not limited to successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing, which include obtaining stockholder approval of the potential issuance of shares of common stock upon the conversion of the convertible notes. The consummation of the transactions and other forward-looking statements may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Vonage

Vonage (NYSE: VG) is a leading provider of broadband telephone services with more than 2.6 million subscriber lines. Our award-winning technology enables anyone to make and receive phone calls with a touch tone telephone almost anywhere a broadband Internet connection is available. We offer feature-rich and cost-effective communication services that offer users an experience similar to traditional telephone services.

Our Residential Premium Unlimited and Small Business Unlimited calling plans offer consumers unlimited local and long distance calling, and popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate. Vonage’s service is sold on the web and through national retailers including Best Buy, Circuit City, Wal-Mart Stores Inc. and Target and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, NJ. Vonage(R) is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contacts:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.528.2677 meghan.shaw@vonage.com

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